Exhibit 99.5

              Wireless Ventures Announces New Board of Directors

New York, NY - June 20, 2001 - Wireless Ventures, Inc. (OTCBB: WLSV) today announced that effective immediately the company has appointed a new Board of Directors. As required by the terms of the recent acquisition of 4Cash ATM Services, the company is pleased to announce the following individuals are appointed as Directors of the Board.Mr. Stephen L. Cussons is appointed Chairman of the Board as well as President & CEO. Mr. Cussons, 45, was President of TrackPower Inc. from February of 2001 to June 15, 2001, and is currently a Director of TrackPower. Mr. Cussons has vast expertise in the ATM and kiosk technology industry and most recently he was co-founder of E-Cash Services Inc., a private company formed in 1998 specializing in web-enabled ATMs and kiosks. In the fall of 2000, E-Cash was acquired by eStation.com Inc., a publicly listed company on the CDNX exchange. Mr. Cussons continues to be key figure and leader in the North American White Label ATM industry.

Mr. Brian Usher-Jones is appointed a Director of Wireless Ventures. Mr. Usher-Jones has been a merchant banker since 1995 and was the former President of MB Capital Corporation and Thomson Kernaghan Co. Ltd. a brokerage house in Toronto, Ontario. Mr. Usher-Jones currently serves as a director of various public and private companies.

Mr. John G. Simmonds is appointed a Director of Wireless Ventures. Mr. Simmonds is an entrepreneur with several years' experience in the wireless communications industry. Mr. Simmonds has been involved in many business opportunities including distribution, golf course development, gaming, wireless products, and manufacturing. Mr. Simmonds founded Simmonds Capital Limited (TSE: SMM) in 1991 and also launched TrackPower (OTCBB: TPWR) in 1998. Mr. Simmonds is a director of Simmonds Capital Limited, TrackPower,
Inc., and PlayandWin Inc. (OTCBB: PWIN)and has served on several boards during his business career.

Mr. Gary N. Hokkanen is appointed a Director of Wireless Ventures as well as Chief Financial Officer of the company. Mr. Hokkanen is a certified management accountant (CMA) with 20 years of senior financial management experience in the retail, cable television, broadcasting, distribution and manufacturing industries. Mr. Hokkanen was previously Chief Financial Officer and Treasurer of Simmonds Capital Limited and is currently the Chief Financial Officer of TrackPower Inc. both publicly listed entities.

Mr. Cussons, Chairman, President and CEO, stated "Wireless Ventures is very fortunate to receive the commitment from such highly respected and successful individuals in the business community. The company looks forward to their support and direction as we pursue a strategic and aggressive growth plan for our ATM business."

Wireless Ventures Inc. is involved in the marketing and management of automated teller machines (ATMs) and related services throughout Canada and the United States.

This release includes projections of future results and "forward-looking statements" as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the "Securities Act"'), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"'). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

Contact:
Steve Cussons, 905-477-8378 ext. 286